Exhibit 99.1

Fulgent Announces Rapid Oral Full Abstract Publication for FID-007 Within the Head and Neck Cancer Track Session at the ASCO 2026 Annual Meeting

EL MONTE, Calif.—May 21, 2026—Fulgent Genetics, Inc. (NASDAQ: FLGT) (“Fulgent” or the “Company”), a technology-based company with a well-established laboratory services business and a therapeutic development business, today announced that its full abstract has been released on the ASCO 2026 website. The abstract will be presented within the Head and Neck Cancer Track of the American Society of Clinical Oncology (ASCO) Rapid Oral Abstract Session on June 1, 2026, from 4:30pm to 6:00pm (CDT) in Hall D1 of McCormick Place, Chicago.

The abstract is entitled “FID-007 in combination with cetuximab in recurrent or metastatic (R/M) head and neck squamous cell carcinoma (HNSCC), Abstract #6020”. It presents interim data from the Company’s open-label, randomized Phase 2 study (NCT06332092). The study was designed to evaluate the efficacy of two different dosing regimens and to characterize the pharmacokinetics (PK) and safety and tolerability of FID-007 in combination with cetuximab in patients with disease progression after treatment with PD-1-based immune checkpoint inhibitor. As of the data cut-off date of December 20, 2025, FID-007 exhibited meaningful clinical activity and a favorable safety profile when combined with cetuximab in target patient population.

Key observations in the abstract include:

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FID-007 combined with cetuximab demonstrated anticancer activity at both dose levels for the 1L–2L treatment of R/M HNSCC. Of the 42 patients evaluable for efficacy, the objective response rate (ORR) was 60% (58% in Arm A, 61% in Arm B), and the median progression-free survival (mPFS) was 7.2 mo [6.7 mo in Arm A (95% CI: 2.0-12.8), and 7.2 mo in Arm B (95% CI: 4.0-NR)]. The median duration of response (DoR) was 7.4 mo (7.4 mo in Arm A, NR in Arm B) with 56% (14/25) of responders continuing to respond at the time of data cut-off. The overall survival data (OS) are immature at present.
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FID-007 exhibited a favorable safety and tolerability profile consisting mostly of grade 1-2 treatment-related adverse events (TRAEs). Grade 3-4 TRAEs occurring in ≥ 2 patients included neutropenia (3 in Arm A, 5 in Arm B), anemia (2 in Arm A, 4 in Arm B), leukopenia (3 in Arm B), acneiform dermatitis (2 in Arm A), maculo-papular rash and other rash (2 in Arm B). There was 1 Grade 5 TRAE (pneumonia in Arm B).

The full abstract is now available on the ASCO® website, as well as on Fulgent’s investor relations website.

The final presentation slides with updated data will be available on Fulgent’s investor relations website at the start of the session on June 1, 2026.

Dr. Ray Yin, Co-Founder and President of Fulgent Pharma, said, “Based on available estimates, there are approximately 73,000 new head and neck Squamous Cell Carcinoma (HNSCC) cases in the U.S. and 930,000 worldwide each year, with 50% to 60% progressing to the recurrent or metastatic stage. We are encouraged by the clinical progress achieved so far and believe in the potential of FID-007 to serve as a meaningful treatment for R/M HNSCC patients, particularly given that the current standard of care offers a historical objective response rate (ORR) of just 5.8% to 19.1% and a progression-free survival (PFS) of only 2.3 to 3.7 months.”

About Fulgent

Fulgent is a technology-based company with a well-established laboratory services business and a therapeutic development business. Fulgent’s laboratory services business includes technical laboratory and testing services and professional interpretation of laboratory results by licensed physicians. Fulgent’s therapeutic development business is focused on developing drug candidates for treating a broad range of cancers using a novel nanoencapsulation and targeted therapy platform designed to improve the therapeutic window and pharmacokinetic profile of new and existing cancer drugs. The Company aims to transform from a diagnostic business into a fully integrated precision medicine company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: future performance; Fulgent’s research and development efforts, including any implications that the results of earlier clinical trials will be representative or consistent with later clinical trials, the expected timing of enrollment and regulatory filings for these trials and the availability of data or results of these trials and the potential future benefits of FID-007. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or Fulgent’s future performance, and they are based on management’s current assumptions, expectations, and beliefs concerning future developments and their potential effect on Fulgent’s business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the success of Fulgent’s development efforts, including its ability to progress its candidates through clinical trials on the timelines expected; its compliance with the various evolving and complex laws and regulations applicable to its business and its industry; and its ability to protect its proprietary technology and intellectual property. As a result of these risks and uncertainties, forward-looking statements should not be relied on or viewed as predictions of future events. The forward-looking statements made in this press release speak only as of the date of this press release, and Fulgent assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law. Fulgent files reports filed with the U.S. Securities and Exchange Commission, or the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Fulgent’s website upon their filing with the SEC. These reports contain more information about Fulgent, its business and the risks affecting their business.

Investor Relations Contact:

The Blueshirt Group

Lauren Sloane, Lauren@blueshirtgroup.com

Source: Fulgent Genetics, Inc.